Exhibit 10.12
STOCK OPTION
TO: [      ]
OPTION DATE: [      ]
     In order to provide additional incentive through stock ownership for certain key employees of General Binding Corporation and Subsidiaries (“GBC”) you are hereby granted an Option by GBC, effective as of the date hereof, to purchase [ ] shares of GBC Common Stock at a price per share of $[ ] subject to the terms and conditions set forth in the “General Binding Corporation 1989 Stock Option Plan (“Plan”).
     This option must be exercised in parts as provided in the Plan, beginning no sooner than one year hence, and completed no later than eight years hereafter, after which this Option will lapse. No part of this Option is transferable or assignable in whole or in part by you during your lifetime, and no part can be exercised by you after termination or employment except in the event of retirement, death or disability.
     The manner in which you may exercise this Option is by giving written notice to the Vice President, Secretary and General Counsel of GBC accompanied by either 1.) a check in payment of the option price ($[ ] per share) for the number of shares of the Option being exercised as provided in the Plan, or 2.) tendering a sufficient number of shares of GBC Common Stock with a fair market value equal (subject to adjustment for fractional shares) to the cost of the Option being exercised, or any combination of the foregoing.
     The Plan provides that no Option may be exercised unless the Plan is in full compliance with all laws and regulations applicable thereto. At the present time this condition is met and GBC will endeavor to keep the Plan in compliance.
     No amendment, modification, or waiver of this Option in whole or in part shall be binding unless consented to in writing by either the Chairman or the President of GBC, and no amendment may cause any participant to be unfavorable affected with respect to any Option already granted hereunder.
     In order to exercise this Option you must be employed by GBC or its subsidiaries at the time of exercise. If you cease to be so employed, except in the event of retirement, death or disability, your Option will terminate on the date of termination of employment.

     Under current provisions of the Internal Revenue Code, when an Option is exercised by you, you will receive ordinary taxable income equal to the amount, if any, by which the fair market value on the date of exercise exceeds the option price. Any gain or loss upon a sale of the shares will be treated as long-term or short-term capital gain or loss depending upon then existing tax laws. The basis of the stock for determining gain or loss at the time of sale will be its fair market value on the date of exercise. Tax laws may change and tax treatment must be determined in accordance with current tax laws. Company counsel should be consulted on your ability to sell your shares.
     Please sign the copy of this Option agreement and return it to the Vice President, Human Resources, thereby indicating your understanding of and agreement with its terms and conditions. Unless signed and returned by mail or otherwise within thirty (30) days from date of mailing or delivery to you of this agreement this Option may be deemed withdrawn at the option of GBC. By signing this Agreement you acknowledge receipt of a copy of the Plan. The terms of the Plan shall have precedence over any terms in this Agreement that are inconsistent therewith.

GENERAL BINDING CORPORATION
By:
Govi C. Reddy
President and Chief Executive Officer

TO:	Vice President, Human Resources
General Binding Corporation
I hereby agree to the terms and conditions of this Stock Option Agreement. I also hereby acknowledge receipt of a copy of the General Binding Corporation 1989 Stock Option Plan, and, having read it, I hereby signify my understanding or, and my agreement with, its terms and conditions.

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